As filed with the Securities and Exchange Commission on July 1, 2024

Registration No. 333-40532
Registration No. 333-68410
Registration No. 333-143682
Registration No. 333-143683
Registration No. 333-182800
Registration No. 333-182801
Registration No. 333-218031
Registration No. 333-266222

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1 (No. 333-40532)
Post-Effective Amendment No. 1 (No. 333-68410)
Post-Effective Amendment No. 1 (No. 333-143682)
Post-Effective Amendment No. 1 (No. 333-143683)
Post-Effective Amendment No. 1 (No. 333-182800)
Post-Effective Amendment No. 1 (No. 333-182801)
Post-Effective Amendment No. 1 (No. 333-218031)
Post-Effective Amendment No. 1 (No. 333-266222)
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CODORUS VALLEY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2428543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania 17405-2887
(Address of principal executive offices)

  Codorus Valley Bancorp, Inc. 1996 Stock Incentive Plan
Codorus Valley Bancorp, Inc. 1998 Independent Directors’ Stock Option Plan
Codorus Valley Bancorp, Inc. 2000 Stock Incentive Plan
Codorus Valley Bancorp, Inc. Employee Stock Bonus Plan
2007 Codorus Valley Bancorp, Inc. Restated Employee Stock Purchase Plan
2007 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc.
2017 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc.
(Full title of the plan)

Craig L. Kauffman
President and Chief Executive Officer
Codorus Valley Bancorp, Inc.
105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania 17405-2887
(717) 747-1519
(Name and address and telephone number, including area code, of agent for service)

Copies of all communications to:
Paul J. Jaskot, Esq.
Holland & Knight LLP
1650 Market Street, Suite 3300
Philadelphia, PA 19103
(215) 252-9539

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING
DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Codorus Valley Bancorp, Inc., a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•
Registration Statement No. 333-40532, as filed with the Commission on June 30, 2000, registering 100,000 shares of the Company’s common stock, par value $2.50 per share (“Common Stock”), issuable pursuant to the Codorus Valley Bancorp, Inc. 2000 Stock Incentive Plan.

•
Registration Statement No. 333-68410, as filed with the Commission on August 27, 2001, registering 10,000 shares of Common Stock, issuable pursuant to the Codorus Valley Bancorp, Inc. Employee Stock Bonus Plan.

•
Registration Statement No. 333-143682, as filed with the Commission on June 12, 2007, registering 175,000 shares of Common Stock, issuable pursuant to the 2007 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc.

•
Registration Statement No. 333-143683, as filed with the Commission on June 12, 2007, registering 175,000 shares of Common Stock, issuable pursuant to the 2007 Codorus Valley Bancorp, Inc. Employee Stock Purchase Plan.

•
Registration Statement No. 333-182800, as filed with the Commission on July 23, 2012, registering 47,805 shares of Common Stock, issuable pursuant to the 2007 Codorus Valley Bancorp, Inc. Employee Stock Purchase Plan.

•
Registration Statement No. 333-182801, as filed with the Commission on July 23, 2012, registering an additional 250,000 shares of Common Stock, issuable pursuant to the 2007 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc.

•
Registration Statement No. 333-218031, as filed with the Commission on May 16, 2017, registering 360,000 shares of Common Stock, issuable pursuant to the 2017 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc.

•
Registration Statement No. 333-266222, as filed with the Commission on July 19, 2022, registering an additional 75,000 shares of Common Stock, issuable pursuant to the 2007 Codorus Valley Bancorp, Inc. Restated Employee Stock Purchase Plan.

On July 1, 2024 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated December 12, 2023, by and between the Company and Orrstown Financial Services, Inc., a Pennsylvania corporation (“ORRF”), the Company merged with and into ORRF (the “Merger”), with ORRF continuing as the surviving corporation.
As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but which remain unsold and any plan interests that are unissued under the Registration Statements as of the Effective Date. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Pennsylvania, on the 1st day of July, 2024.

CODORUS VALLEY BANCORP, INC.

By:	/s/ Craig L. Kauffman
Craig L. Kauffman
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act.